A. L. PHARMA INC.

SUPPLEMENTAL PENSION PLAN

SECTION 1

Introduction

1.1    The Plan and Its Effective Date. The A. L. Pharma Inc. Supplemental Pension Plan (the "Plan") is maintained by Alpharma Inc. (the "Company"). The Plan was originally established by A. L. Pharma Inc. effective as of July 1, 1994. The Plan is being amended and restated in its entirety effective January 1, 2005. With respect to benefits under the Plan that were not vested as of December 31, 2004, the Company intends that Section 409A of the Code, the regulations issued thereunder and any other applicable IRS guidance shall apply.

1.2    Purpose. The Company maintains the Alpharma Inc. Pension Plan (the "Pension Plan") which is intended to meet the requirements of a "qualified plan" under the Internal Revenue Code of 1986, as amended (the "Code"). While the Code places limitations on the maximum amount of an employee's compensation that may be taken into account for determining benefits payable under a qualified plan, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), permits the payment under an "unfunded plan" of the benefits which may not be paid under a qualified plan because of such limitation. The purpose of this Plan is to provide a certain level of additional benefits which may not be provided under the pension plan because of the maximum compensation limitation of the Code. Effective January 1, 2006, the Plan is frozen.

SECTION 2

2.1    Eligibility. Only those highly compensated or key management employees of the Company or its affiliates, who participate in the Pension Plan and who were employed on June 30, 1994, shall participate in the Plan (the "Participants"), subject to the conditions and limitations of the Plan. Highly compensated key management employees hired after June 30, 1994, shall be eligible to participate in the Plan at the discretion of the Committee.

2.2    Amount of Benefits. Subject to Section 2.3 below, with respect to a participant who becomes entitled to a pension benefit under the Pension Plan, and such benefit has been limited as a result of the maximum compensation limitation imposed by Section 401(a)(17) of the Code (as such maximum compensation limitation is incorporated in the pension plan and as it may be changed from time to time), he or she shall be entitled to receive under this Plan the portion of the Participant's pension benefit under the pension plan which exceeds the benefit payable to the Participant under the Pension Plan after applying the legal maximum compensation limitation; provided, however, that the annual compensation earned by a Participant for this purpose shall not exceed $235,840. Such estimated limitation shall be determined by the Committee (as defined in section 3.1). A Participant's benefit under this Plan shall be referred to hereinafter as a Participant's "Supplemental Pension Benefit." With respect to determining a Participant's Supplemental Pension Benefit, service after December 31, 2005 and compensation paid after the last payroll period ending in 2005, shall not be taken into account. A participant who becomes employed by an unrelated employer upon the sale of (i) all or substantially all the assets used by the Company in the employing trade or business, or (ii) the Company's interest in the employing subsidiary, shall be deemed to have separated from service on the date immediately preceding the date that such participant becomes an employee of the purchaser, unless the purchaser agrees in connection with the sale to be substituted for the Company as the sponsor of Plan. Such participant shall be entitled to a distribution in accordance with the terms of Section 2.4.

2.3    Vesting. If a Participant resigns or is dismissed from the employ of the Company and all of its controlled group members prior to completing at least five years of employment service with the Company or any of its controlled group, the Participant shall not be entitled to any benefit under the Plan. Notwithstanding the foregoing, Participants (i) whose employment is transferred from the controlled group that includes the Company to the controlled group that includes Actavis Group hf. on or about December 16, 2005, or (ii) who are employees involuntarily terminated as a result of the sale of the Company's generics business, shall be entitled to a benefit under the Plan based on their service through their termination date, regardless of whether such Participants have completed at least five years of employment service.

2.4    Payment of Benefits. A Participant's supplemental pension benefit under this Plan shall be paid to the Participant in the form of monthly annuity installments over the life of the Participant or, if the Participant is married at the time of his or her retirement and has not elected another form of distribution, monthly annuity installments over the joint lives of the Participant and his or her spouse. At the election of the Participant, in the alternative, benefits can be paid in the form of a period certain and life monthly annuity, a 50% or 100% joint and survivor monthly annuity, or a lump sum. In the case of the death of the Participant prior to commencement of benefits hereunder, if the Participant is married at the time of his or her death, 50% of his or her Plan benefit shall be paid as a monthly annuity installment for the life of his or her spouse beginning as of the later of the Participant's death or the date the participant would have attained age 55. Notwithstanding the foregoing, effective January 1, 2006, upon a Participant's termination from employment, a Participant's Supplemental Pension Benefit under the Plan shall be paid to the Participant, or in the event of his or her death, the Participant's beneficiary, in a lump sum on or as soon as administratively practicable following the date that is six months after such Participant's termination from employment. The lump sum payment shall be determined using the actuarial assumptions used to determine lump sum payments under the Alpharma Inc. Pension Plan as of the date of distribution.

2.4    Funding. Benefits payable under this Plan to a Participant or his beneficiary shall be paid directly by the Company. The Company shall not be required to segregate on its books or otherwise any amount to be used for payment of supplemental pension benefits under this Plan. This Plan shall constitute an unfunded arrangement and any amounts actually set aside by the Company shall remain as Company assets, subject to the general creditors of the Company.

SECTION 3

General Provisions

3.1    Committee. This Plan shall be administered by the pension plan administrative committee (the "Committee"). The Committee shall have, to the extent appropriate, the same powers, rights, duties and obligations with respect to this Plan as it has with respect to the pension plan. Each determination provided for in this Plan shall be made by the Committee under such procedure as may from time to time be prescribed by the Committee and shall be made in the absolute discretion of the Committee. Any determination so made shall be conclusive on all parties.

3.2    Beneficiary. A participant's "beneficiary" under this Plan means (i) any person who becomes entitled to benefits under the pension plan because of the participant's death, or (ii) if the Participant has no designated beneficiary for purposes of the pension plan as set forth in (i) above, or if his or her beneficiary designated for purposes of the pension plan as set forth in (i) above dies before the date of the participant's death, any one or more of the participant's estate and his or her relatives by blood or marriage, in such proportions as the Committee determines.

3.3    Employment Rights. Establishment of the Plan shall not be construed to give any participant the right to be retained in the Company's service or to any benefits not specifically provided by the Plan.

3.4    Withholding. The Committee shall deduct from all payments under the Plan any taxes required to be withheld under the laws of the United States or any state, including but not limited to Federal and/or state income and employment taxes.

3.5    Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state, the interests of the participants and their beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered. No participant shall have any right to any benefit payments hereunder prior to the Participant's termination of employment with the Company and all other companies which are part of the controlled group of companies which includes the Company.

3.6    Payment with Respect to Incapacitated Participants or Beneficiaries. If any person entitled to benefits under the Plan is under a legal disability or in the Committee's opinion is incapacitated in any way so as to be unable to manage his or her financial affairs, the Committee may direct the payment of such benefit to such person's legal representative or to a relative or friend of such person for such person's benefit, or the Committee may direct the application of such benefits for the benefit of such person in any manner which the Committee may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this section shall be a full and complete discharge of any liability for such payments. The Committee shall deduct from all payments any taxes required to be withheld under the laws of the United States or any state, including but not limited to Federal and/or state income and employment taxes.

3.7    Limitation of Liability. To the extent permitted by law, no person (including the Company, the Board of Directors of the Company, the Committee, any present or former member of the Board, or the Committee, and any present or former officer of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

3.8    Controlling Law. To the extent not superseded by federal law, the laws of New Jersey shall be controlling in all matters relating to the Plan.

3.9    Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

3.10    Action by the Company. Any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or any person or persons authorized by resolution of such Board.

3.11    Successor to the Company. The term "Company" as used in the Plan shall include any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company's assets or otherwise.

3.12    Miscellaneous. The Plan shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns, and all persons entitled to benefits hereunder. Any notice given in connection with the Plan shall be in writing and shall be delivered in person or by registered mail, return receipt requested. Any notice given by registered mail shall be deemed to have been given upon the date of delivery indicated on the registered mail return receipt, if correctly addressed.

SECTION 4

Amendment and Termination

While the Company expects to continue the Plan, it must necessarily reserve and hereby does reserve the right to amend the Plan from time to time or to terminate the Plan at any time; provided that no amendment of the Plan nor the termination of the Plan may cause the reduction or cessation of any benefits that were accrued as of the date of such amendment or termination and otherwise would be payable under this Plan, but for such amendment or termination.

Notwithstanding the foregoing, with respect to the portion of the Participant's Supplemental Pension Benefit that was not vested as of December 31, 2004, the Company may terminate the Plan only to the extent permitted under Section 409A of the Code, the regulations thereunder and other guidance issued by the IRS, including but not limited to the following:

    (a)    The Company may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants' gross incomes in the latest of:

        (i)    The calendar year in which the Plan terminates;

        (ii)    The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

        (iii)    The first calendar year in which payment is administratively practicable.

    (b)    The Company may terminate the Plan within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined under Prop. Treas. Reg. Section 1.409A-2(g)(4)(i)). The Plan may be terminated provided that all similar arrangements sponsored by the Company are terminated, so that Participants in the Plan and all participants in similar arrangements receive their entire amounts within twelve (12) months of the date of Plan termination.

    (c)    The Company may terminate the Plan provided that:

        (i)    All similar arrangements are terminated;

        (ii)    No payments other than payments that would be payable under the terms of the Plan or similar arrangements, if the termination had not occurred, are made within twelve (12) months of termination;

        (iii)    All payments are made within twenty-four (24) months of termination; and

        (iv)    The Company does not adopt any new similar arrangement at any time within five (5) years following termination.

    (d)    Such other events and conditions as the IRS or Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.